Exhibit 99

ZBB Energy Corporation Reports Fiscal Third Quarter 2013 Results

Commercial Product Revenue More than Doubled From the Prior Year

MILWAUKEE, WI – (Marketwire – May 13, 2013) – ZBB Energy Corporation (NYSE MKT: ZBB), a leading developer of intelligent, renewable energy power platforms and hybrid vehicle control systems, today announced its financial results for its fiscal third quarter ended March 31, 2013.

Financial results for the fiscal third quarter ended March 31, 2013 as compared to the third quarter ended March 31, 2012 included:

•	Commercial product sales increased 117% to $2,019,191 from $929,925.

•	Product sales gross profit of $257,429 compared to $177,595.

•	Gross margin on product sales of 13%, compared to 19% (gross margin on product sales was 7% and 18%, respectively in the first and second quarters of fiscal 2013).

•	Total revenues, including engineering and development revenue, increased 29% from $1,645,291 to $2,119,191.

•	Net loss decreased to $2,824,313 compared to $3,472,885. The decrease in net loss is due primarily to the increase in revenue, gross profit and cost cutting measures instituted by the Company.

•	Loss per share declined to ($0.04) from ($0.09).

As of May 13, 2013, the Company’s backlog was $5.0 million compared to backlog of $6.1 million on February 13, 2013. ZBB ended the third quarter of fiscal year 2013 with total assets of $16.0 million, including $2.6 million in cash and $1.1 million in accounts receivable. Anticipated collections in the fiscal fourth quarter associated with current backlog and current accounts receivable are anticipated to be approximately $2.5 million. The current rate of cash consumed by operating expenses and inventory purchases to support the current backlog is approximately $1.4 million per month.

The Company is aggressively pursuing additional sales orders and other sources of funding, including expansion of contract engineering and development programs through strategic partners.  In addition, the Company is holding a special shareholder Meeting on June 28, 2013 to seek shareholder approval to remove the NYSE MKT limitations on the use of the Aspire $10 million funding instrument.   The Company views this facility as critically important to provide necessary liquidity while it seeks strategic financing.  A preliminary proxy statement is being filed today with the SEC.  The Company has sufficient capital to fund operations through the fourth quarter of fiscal 2013.

Highlights of the third quarter of fiscal year 2013

During the third quarter, total revenues increased to $2,119,191 from $1,645,291 in the prior year. Third quarter product sales increased to $2,019,191 from $929,925 in the prior year, due to successful commercialization and continued sales growth of the Company’s ZBB EnerSystem™ platform and power electronics, including hybrid vehicle control systems. There were $100,000 in engineering and development revenues, as compared to $715,366 in the prior year.

Total expenses from operations for the third quarter were $4,895,303 compared with $5,195,479 in the prior year. The decrease in expenses was primarily related to an increase in the cost of product sales offset by decreases in other expenses as follows:

•	a $1,009,432 increase in costs of product sales was due to the increase in commercial product sales;

•	a $455,296 decrease in the cost of engineering and development sales was due to decreased activities related to engineering and development agreements; and

•
a $780,504 decrease in advanced engineering and development expenses due to a shift from engineering contracts to product development, product efficiency improvement and cost reduction activities for the Company’s ZBB EnerStore™ and ZBB EnerSection™ products. Advanced engineering and development materials expense decreased by $1.1 million from last year.

During the third quarter, the Company’s major accomplishments included:

•
Completed production and customer factory acceptance activities for a 40 unit ZBB EnerStore system resulting in a portion of the contract revenues being recognized in ZBB’s third quarter. According to the contract terms and ZBB’s revenue recognition policy, the balance of the revenue will be recognized after commissioning, which is currently scheduled during the first quarter of FY 2014.

•	ZBB Energy and Itron, Inc., in conjunction with additional project partners, determined the site for an advanced energy storage project in Southern California.

•
Entered into a common stock purchase agreement with Aspire Capital Fund, LLC, whereby Aspire Capital has committed over the next 2 years to purchase up to $10 million of ZBB Energy common stock based on prevailing market prices.

•
Launched the first renewable energy, generator set and energy storage project sizing application, which is based on the ZBB EnerSystem platform. Powered by HOMER Energy's (Hybrid Optimization of Multiple Energy Resources) world-class optimization analytical engine, the new web-based application is accessible via ZBB Energy's corporate website (www.zbbenergy.com), and is designed to provide optimized economic power system configurations for remote grid, microgrids, and intermittent grid supply locations.

•	Received a contract valued at greater than $500,000 from Meineng Energy, ZBB's joint venture company in China.

•
Commissioned a ZBB EnerSystem at a mid-rise residential apartment building near downtown Honolulu for NIDON Clean Energy (NIDON), a division of NIDON Computer Corporation. NIDON is a renewable energy design and integration company based in Honolulu, Hawaii. The system consists of ZBB EnerStore Zinc Bromide flow battery modules and a ZBB EnerSection directly connected to a photovoltaic (PV) array. The ZBB EnerSystem provides an integrated, scalable, modular, intelligent storage and power solution.

•
Delivered against the initial contract to provide ZBB's second generation retrofit hybrid electric vehicle controller technology to Crosspoint Kinetics, with whom ZBB Energy entered into a Strategic Supply Agreement in November 2012.

•
Entered into a strategic relationship with BPC Engineering (Moscow, Russia) www.bpcgroup.ru. This relationship introduces ZBB's line of products into the Russian and Commonwealth of Independent States (CIS) markets.

•	Booked and shipped another ZBB EnerSystem to Lotte Chemical in South Korea, consisting of a ZBB EnerStore flow battery and ZBB EnerSection power and control center.

•
Received an order for a Grid Independent ZBB EnerSystem with its ZBB EnerStore Zinc Bromide flow batteries to provide an integrated Microgrid Energy Management System to the University of Technology Sydney (UTS) to serve as a permanent power source, demonstration unit and learning platform in the newly constructed Broadway Building.

Highlights for the nine month period ending March 31, 2013

•	Revenues increased 80% to $6,690,519 from $3,724,069.

•	Total costs and expenses increased 30% to $15,208,760 from $11,736,075.

•	Net loss increased 12% to $8,790,559 from $7,878,643.

•	Loss per share declined to ($0.11) from ($0.23).

Milestones achieved subsequent to the end of the third quarter:

•	Secured bank financing of $1,140,000 guaranteed by The Export-Import Bank of United States to finance export of ZBB Energy's power control and storage systems.

•	Received Australia research tax refund credit of $192,000.

•	Participated as a panel expert on energy storage at the AGRION Energy Storage Economics 2.0 for New York City and Beyond event in New York on May 9, 2013 at 10 Rockefeller Plaza, New York.

•	Shipped the previously announced order from BPC Engineering (Moscow, Russia) for a complete ZBB EnerSystem™, consisting of a ZBB EnerStore™ flow battery and ZBB EnerSection™ power and control center.

•
Received two follow-on orders from Lotte Chemical in South Korea, for a ZBB EnerSystem™ consisting of five ZBB EnerStore™ flow batteries, totaling 250 kWh, and a ZBB EnerSection™ power and control center that connects the flow batteries and PV solar arrays to the AC grid via a 125 kW grid-tie inverter. In addition, Lotte has placed an order for three (3) EnerStore™ modules in unassembled kit form that will be used to conduct assembly training.

•
Successfully commissioned a “first-in-world” multi generation source ZBB EnerSystem™ that provides uninterrupted power to DC voltage lighting loads, rack power to servers and other miscellaneous loads at VISA’s flagship data center.

“We continued to meet our plan objectives of year-over-year increases in revenues,” said Eric C. Apfelbach, President and CEO. “Our shipments continue to expand our application and global market experience in key growth segments. This knowledge base is a powerful tool as we seek to expand our lead in the flow battery market.  We believe that the timing of both bookings and revenue recognition will continue to be lumpy over the next few quarters as these new applications and markets continue to mature.  Our progress in penetrating key segments and global markets positions us well to secure the near term investment capital or other funding we require from strategic partners or other investors.”

Conference call – May 13, 2013 – 4:30 p.m. Eastern Daylight Time (3:30 p.m. CDT)

The Company will hold a conference call on Monday, May 13, 2013 at 4:30 p.m. Eastern Daylight Time (3:30 p.m. Central Daylight Time) to discuss results for its third fiscal quarter ended March 31, 2013. To participate in the call, please dial 1-888-364-3109, for domestic callers, and 1-719-325-2458, for international callers. The participant passcode is 2099305. The call will be available for replay at 1-888-203-1112, for domestic callers, and 1-719-457-0820, for international callers. The replay passcode is 2099305. The conference call will also be available for replay via the investor relations section of the Company’s website at www.zbbenergy.com until June 13, 2013.

ZBB ENERGY CORPORATION
Condensed Consolidated Balance Sheets

	March 31, 2013 (Unaudited)	June 30, 2012
Assets
Current assets:
Cash and cash equivalents	$2,509,683	$7,823,217
Restricted cash on deposit	60,000	-
Accounts receivable, net	1,085,993	480,563
Inventories	2,677,779	2,912,207
Prepaid and other current assets	185,617	187,448
Refundable income tax credit	304,227	185,545
Total current assets	6,823,299	11,588,980
Long-term assets:
Property, plant and equipment, net	5,394,931	5,484,545
Investment in investee company	2,432,333	3,083,889
Intangible assets, net	593,590	1,143,122
Goodwill	803,079	803,079
Total assets	$16,047,232	$22,103,615

Liabilities and Equity
Current liabilities:
Bank loans and notes payable	$688,606	$1,022,826
Accounts payable	1,947,369	1,899,029
Accrued expenses	827,951	1,289,138
Customer deposits	1,140,665	1,315,309
Accrued compensation and benefits	247,659	335,369
Total current liabilities	4,852,250	5,861,671
Long-term liabilities:
Bank loans and notes payable	2,461,126	2,915,134
Total liabilities	7,313,376	8,776,805

Equity
Series A preferred stock ($0.01 par value, $10,000 face value)
10,000,000 authorized and no shares issued	-	-
Common stock ($0.01 par value); 150,000,000 authorized,
87,238,801 and 72,977,248 shares issued and outstanding as of March 31, 2013 and June 30, 2012, respectively	872,389	729,773
Additional paid-in capital	84,858,590	80,363,519
Accumulated deficit	(77,844,468)	(69,053,909)
Accumulated other comprehensive loss	(1,584,988)	(1,584,921)
Total ZBB Energy Corporation Equity	6,301,523	10,454,462
Noncontrolling interest	2,432,333	2,872,348
Total equity	8,733,856	13,326,810
Total liabilities and equity	$16,047,232	$22,103,615

ZBB ENERGY CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)

	Three months ended March 31,		Nine months ended March 31,
	2013	2012	2013	2012
Revenues
Product sales	$2,019,191	$929,925	$6,372,336	$1,396,953
Engineering and development	100,000	715,366	318,183	2,327,116
Total Revenues	2,119,191	1,645,291	6,690,519	3,724,069

Costs and Expenses
Cost of product sales	1,761,762	752,330	5,519,360	1,096,621
Cost of engineering and development	62,118	517,414	107,183	998,521
Advanced engineering and development	1,293,147	2,073,651	3,828,686	3,959,386
Selling, general, and administrative	1,439,235	1,446,038	4,731,209	4,545,725
Depreciation and amortization	339,041	406,046	1,022,503	1,135,822
Total Costs and Expenses	4,895,303	5,195,479	15,208,760	11,736,075

Loss from Operations	(2,776,112)	(3,550,188)	(8,518,241)	(8,012,006)

Other Income (Expense)
Equity in loss of investee company	(118,442)	(702)	(651,555)	(59,412)
Interest income	913	2,842	1,896	12,810
Interest expense	(40,829)	(56,503)	(134,039)	(174,994)
Other income (expense)	(45,000)	-	(45,000)	4,263
Total Other Income (Expense)	(203,358)	(54,363)	(828,698)	(217,333)

Loss before provision (benefit) for Income Taxes	(2,979,470)	(3,604,551)	(9,346,939)	(8,229,339)

Provision (benefit) for Income Taxes	(36,715)	(37,657)	(110,866)	(219,457)
Net loss	(2,942,755)	(3,566,894)	(9,236,073)	(8,009,882)
Net loss attributable to noncontrolling interest	118,442	94,009	445,514	131,239
Net Loss Attributable to ZBB Energy Corporation	$(2,824,313)	$(3,472,885)	$(8,790,559)	$(7,878,643)

Net Loss per share
Basic and diluted	$(0.04)	$(0.09)	$(0.11)	$(0.23)

Weighted average shares-basic and diluted	78,465,746	39,543,145	77,779,457	34,555,882

ZBB Energy Corporation
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine months ended March 31,
	2013	2012
Cash flows from operating activities
Net loss	$(9,236,073)	$(8,009,882)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property, plant and equipment	552,079	572,935
Amortization of intangible assets	549,532	562,887
Stock-based compensation	570,604	918,080
Equity in loss of investee company	651,555	59,412
Purchase price adjustment	45,000
Changes in assets and liabilities
Accounts receivable	(605,430)	(393,667)
Inventories	(121,558)	(669,990)
Prepaids and other current assets	1,831	(111,047)
Refundable income taxes	(118,682)	7,467
Accounts payable	48,340	784,483
Accrued compensation and benefits	(87,710)	(101,167)
Accrued expenses	(417,946)	(217,668)
Customer deposits	(174,644)	108,640
Net cash used in operating activities	(8,343,102)	(6,489,517)
Cash flows from investing activities
Expenditures for property and equipment	(106,479)	(1,597,097)
Investment in investee company	-	(1,589,422)
Deposits of restricted cash	(60,000)	-
Net cash used in investing activities	(166,479)	(3,186,519)
Cash flows from financing activities
Repayments of bank loans and notes payable	(877,312)	(529,273)
Proceeds from issuance of Series A preferred stock	-	2,197,240
Proceeds from issuance of common stock	4,244,689	5,052,401
Common stock issuance costs	(177,606)	(484,983)
Deferred offering and financing costs	-	(93,579)
Proceeds from noncontrolling interest	5,500	1,546,062
Net cash provided by financing activities	3,195,271	7,687,868
Effect of exchange rate changes on cash and cash equivalents	776	(15,662)
Net decrease in cash and cash equivalents	(5,313,534)	(2,003,830)
Cash and cash equivalents - beginning of period	7,823,217	2,910,595

Cash and cash equivalents - end of period	$2,509,683	$906,765

About ZBB Energy Corporation

ZBB Energy Corporation (NYSE MKT: ZBB) designs, develops, and manufactures advanced energy storage, power electronic systems, and engineered custom and semi-custom products targeted at the growing global need for distributed renewable energy, energy efficiency, power quality, and grid modernization. ZBB and its power electronics subsidiary, Tier Electronics, LLC, have developed a portfolio of integrated power management platforms that combine advanced power and energy controls plus energy storage to optimize renewable energy sources and conventional power inputs whether connected to the grid or not. Tier Electronics participates in the energy efficiency markets through their hybrid vehicle control systems, and power quality markets with their line of regulation solutions. Together, these platforms solve a wide range of electrical system challenges in global markets for utility, governmental, commercial, industrial and residential end customers. Founded in 1986, ZBB's platforms ensure optimal efficiencies today, while offering the flexibility to adapt and scale to future requirements. ZBB's corporate offices and production facilities are located in Menomonee Falls, WI, USA with offices also located in Perth, Western Australia. For more information, visit: www.zbbenergy.com.

Safe Harbor Statement

Certain statements made in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended that are intended to be covered by the "safe harbor" created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as "believe," "expect," "may," "will," "should," "could," "seek," "intend," "plan," "estimate," "anticipate" or other comparable terms. Forward-looking statements in this press release may address the following subjects among others: statements regarding the sufficiency of our capital resources, expected operating losses, expected revenues, expected expenses and our expectations concerning our business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management's Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Important Information for Investors and Shareholders

This press release discusses the Company’s intent to seek shareholder approval to remove the NYSE MKT restrictions on the full use of the Aspire $10 million funding instrument.  Such approval is the subject of a preliminary proxy statement that has been filed by the Company with the Securities and Exchange Commission (“SEC”) on May 13, 2013 (the “Preliminary Proxy Statement”).  This press release is not a substitute for the Preliminary Proxy Statement or any other document (including the definitive proxy statement) that will be filed with the SEC or sent to the Company’s shareholders in connection with the proposed shareholder vote.  INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT AND ALL OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC OR SENT TO SHAREHOLDERS, INCLUDING THE DEFINITIVE PROXY STATEMENT, CAREFULLY AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED SHAREHOLDER VOTE. All documents, when filed, will be available free of charge at the SEC’s website (www.sec.gov) or by directing a request to the Company in writing to: ZBB Energy Corporation, N93 W14475 Whittaker Way, Menomonee Falls, Wisconsin 53051, Attention: Secretary or by calling the Company at (262) 253-9800.

Participants in the Solicitation

The Company and its respective directors and executive officers may be deemed under the rules of the SEC to be participants in the solicitation of proxies from the Company’s shareholders. A list of the names of those directors and executive officers and descriptions of their interests, if any, are contained in the Preliminary Proxy Statement. Shareholders may obtain additional information about the interests of the directors and executive officers in the proposed solicitation by reading the Preliminary Proxy Statement.

Investor Relations Contact:

David Mossberg
Three Part Advisors, LLC
817-310-0051